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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "About our independent accountants" and to the use of our report dated June 6, 2003, with respect to the financial statements of Prime Property Fund of The Equitable Life Assurance Society of the United States and our report dated June 6, 2003, with respect to the financial statements of Separate Account No. 30 of The Equitable Life Assurance Society of the United States, in Post-Effective Amendment No. 1 to the Registration Statement on Form N-3 (No. 333-104773) and the related Prospectus and Statement of Additional Information of The Equitable Life Assurance Society of the United States.



                                                  /s/ Ernst & Young LLP

Atlanta, Georgia
June 12, 2003